Exhibit 99.1

04

NEWS RELEASE

CONTACTS
Media	Investor Relations
Angela Howland Blackwell: 585-678-7141 Cheryl Gossin: 585-678-7191	Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Statement

Regarding Discussions with DOJ

~Agreement in principle reached with DOJ; Parties request extension of the present stay of proceedings until April 23, 2013 to finalize proposed consent judgment~

VICTOR, N.Y., April 5, 2013 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), Anheuser-Busch InBev (Euronext: ABI; NYSE: BUD), Grupo Modelo, S.A.B. de C.V. (BMV: GMODELOC), and Crown Imports LLC have reached an agreement in principle with the U.S. Department of Justice on a proposed resolution to the Department of Justice’s litigation challenging AB InBev’s proposed acquisition of the remaining stake in Grupo Modelo that it does not already own. The proposed resolution is substantially in line with the revised transaction announced on February 14, 2013.

In connection with this agreement, the parties and the Department of Justice have jointly approached the Court and requested an extension of the stay of the proceedings until April 23, 2013. This stay will allow the parties to finalize the details of a proposed consent judgment and the related definitive agreements and papers required for settlement. The parties stated in their filing with the Court that they expect for this to be their final request to extend the stay. Approval of the transaction, and the timing of such action, remain subject to the finalization of the relevant documentation with the DOJ and other parties, and approval by the Court.

The revised transaction with AB InBev remains subject to regulatory approval in Mexico.

About Constellation Brands

Constellation Brands is the world’s leading premium wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and more than 4,400 talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Clos du Bois, Kim Crawford, Inniskillin, Franciscan Estate, Mark West, Ruffino, Simi, Estancia, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.

Constellation Brands (NYSE: STZ and STZ.B) is a S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 100 countries and operations in approximately 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company’s website at www.cbrands.com.

2